Exhibit 99.1

Via BusinessWire – NY Metro

Caroline Sullivan to Join Moody’s as SVP, Corporate Controller

NEW YORK, November 8, 2018 — Moody’s Corporation (NYSE:MCO) announced today that Caroline Sullivan will join the company as Senior Vice President, Corporate Controller, effective December 3, 2018. She will lead Moody’s global accounting and financial reporting functions, including internal financial controls and regulatory reporting.

“Caroline brings extensive international leadership experience in banking and financial services that will be a strong asset to our global Finance team, and I look forward to welcoming her to Moody’s,” said Mark Kaye, Senior Vice President and Chief Financial Officer of Moody’s.

Prior to joining Moody’s, Ms. Sullivan was Global Banking Controller for Bank of America. She has also held prior roles with Morgan Stanley in New York and Hong Kong, and with Allied Irish Bank. She began her career at EY.

Ms. Sullivan is a Certified Public Accountant in New Jersey and holds an M.B.A. in Accounting from Seton Hall University.

ABOUT MOODY’S CORPORATION

Moody’s is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody’s Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody’s Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The corporation, which reported revenue of $4.2 billion in 2017, employs approximately 12,600 people worldwide and maintains a presence in 42 countries. Further information is available at www.moodys.com.

CONTACTS

Salli Schwartz

Investor Relations

+1 (212) 553-4862

sallilyn.schwartz@moodys.com

or

Michael Adler

Corporate Communications

+1.212.553.4667

michael.adler@moodys.com

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